Exhibit 99.1

LKQ Corporation Announces Agreement to Acquire Stahlgruber GmbH

Chicago, IL (December 11, 2017) - LKQ Corporation (Nasdaq:LKQ) has signed a definitive agreement to acquire Stahlgruber GmbH (“Stahlgruber”) from Stahlgruber Otto Gruber AG for an enterprise value of approximately €1.5 billion. Headquartered in Germany, Stahlgruber is a leading European wholesale distributor of aftermarket spare parts for passenger cars, tools, capital equipment and accessories with operations in Germany, Austria, the Czech Republic, Italy, Slovenia, and Croatia with further sales to Switzerland. Stahlgruber’s facilities include 228 sales centers, six warehouses, and an approximately 128,000 square meter advanced logistics center that is strategically located in Germany, serving more than 100,000 professional clients and offering over 500,000 SKUs.

LKQ expects to complete the transaction late in the first quarter or early in the second quarter of 2018, subject to required regulatory approvals.
“This transformative acquisition solidifies LKQ as a leading Pan-European aftermarket mechanical parts distributor, and further enhances our global diversification strategy,” stated Dominick Zarcone, President and Chief Executive Officer of LKQ Corporation. “Stahlgruber has a history of delivering above-market growth and its stellar industry reputation is an ideal fit with our culture; we are extremely proud to welcome the approximately 6,600 Stahlgruber employees to the LKQ family. Importantly, we believe that our combined efforts will create tremendous long-term value for our customers and stockholders and growth opportunities for our collective team members.”
John S. Quinn, Chief Executive Officer and Managing Director of LKQ Europe, commented: “Stahlgruber will create a contiguous footprint and serve as an additional strategic hub for our European operations, allowing for continued improvement in procurement, logistics and infrastructure optimization. The LKQ Europe management team and I look forward to working with Stahlgruber’s management team and leveraging our combined best practices to maximize the benefits of scale across the continent.”
Heinz Reiner Reiff, Chief Executive Officer of Stahlgruber Otto Gruber AG, commented: “This combination is a natural fit for both LKQ and Stahlgruber. I am very excited about the meaningful benefits that will occur by combining our complementary cultures and industry leading management, which together position Stahlgruber to achieve the continued growth of its European businesses. Our acceptance of LKQ shares as part of the consideration emphasizes our belief in the value of this combination.”
Stahlgruber’s 2017 annual revenue is estimated to be approximately €1.6 billion. LKQ expects the transaction to be accretive to its adjusted diluted earnings per share during the first year after the closing. These projected results exclude amortization of acquired intangibles, restructuring and acquisition related expenses.
LKQ intends to finance the acquisition with the proceeds from planned debt offerings, borrowings under its existing revolving credit facility and the direct issuance to Stahlgruber’s owner of 8,055,569 newly issued shares of LKQ common stock. As of December 1, 2017, LKQ had approximately $1.4 billion of available borrowing capacity under its recently amended credit facility.
Bank of America Merrill Lynch and Credit Suisse are acting as financial advisors, Baker McKenzie (Germany) is acting as M&A counsel, and K&L Gates (Chicago) is acting as U.S. securities counsel, to LKQ Corporation.

Deutsche Bank is serving as the exclusive financial advisor, and Hengeler Mueller is providing legal counsel, to Stahlgruber’s owner.
Non-GAAP Financial Measures
Management’s presentation on the conference call will refer to non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included with management’s presentation are reconciliations of each non-GAAP financial measure with the most directly comparable financial measure calculated in accordance with GAAP.
Conference Call Details
LKQ will host a conference call and webcast on December 11, 2017 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) with members of senior management to discuss the pending acquisition of Stahlgruber. To access the investor conference call participants may dial (844) 579-6824 or for international access (763) 488-9145 and reference conference ID 9595099.
Webcast and Presentation Details
The audio webcast and accompanying slide presentation can be accessed at www.lkqcorp.com in the Investor Relations section.
A replay of the conference call will be available by telephone at (404) 537-3406 or (855) 859-2056 for international calls. The telephone replay will require you to enter conference ID: 9595099#. An online replay of the audio webcast will be available on LKQ’s website. Both formats of replay will be available through December 29, 2017. Please allow approximately two hours after the live presentation before attempting to access the replay.
About LKQ Corporation
LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles. LKQ has operations in North America, Europe and Taiwan. LKQ offers its customers a broad range of replacement systems, components, equipment and parts to repair and accessorize automobiles, trucks, and recreational and performance vehicles.
Forward Looking Statement
Statements and information in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are made pursuant to the “safe harbor” provisions of such Act.
Forward-looking statements include, but are not limited to, statements regarding our outlook, guidance, expectations, beliefs, hopes, intentions and strategies. These statements are subject to a number of risks, uncertainties, assumptions and other factors including those identified below.  All forward-looking statements are based on information available to us at the time the statements are made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
You should not place undue reliance on our forward-looking statements. Actual events or results may differ materially from those expressed or implied in the forward-looking statements. The risks, uncertainties, assumptions and other factors that could cause actual results to differ from the results predicted or implied by our forward-looking statements include, among others, the expected timetable for completing the transaction; the receipt of regulatory approvals for the transaction without unexpected delays or conditions; the failure to realize, or delays in realizing, growth projections, synergies and cost-savings from the transaction; competitive responses to the transaction; and other factors discussed in our filings with the SEC, including those disclosed under the captions “Risk Factors” and “Management’s Discussion and Analysis

of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2016 and in our subsequent Quarterly Reports on Form 10-Q. These reports are available on our investor relations website at lkqcorp.com and on the SEC website at sec.gov.

Joseph P. Boutross-LKQ Corporation
Director, Investor Relations
jpboutross@lkqcorp.com
(312) 621-2793